                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 SCHEDULE 13G


                   Under the Securities Exchange Act of 1934
                             (Amendment No. 5 )*




                        Gaylord Entertainment Company
                   -----------------------------------------
                               (Name of Issuer)

                     Class A Common Stock, $.01 par value
                   -----------------------------------------
                         (Title of Class of Securities)

                                  367901105
                   -----------------------------------------
                               (CUSIP Number)





         Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.)  (See Rule 13d-7.)

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                        (Continued on following page(s))

                               Page 1 of 10 Pages

CUSIP NO.  367901105                13G                   PAGE  2  OF 10  PAGES


1    NAME OF REPORTING PERSON
     S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         The Oklahoma Publishing Company Voting Trust


2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                         (a) [      ]
                                                         (b) [   X  ]


3    SEC USE ONLY




4    CITIZENSHIP OR PLACE OF ORGANIZATION

         Organized under Delaware law

                    5    SOLE VOTING POWER

                                       0


   NUMBER OF        6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY                          0
   OWNED BY
     EACH
   REPORTING        7    SOLE DISPOSITIVE POWER
    PERSON
     WITH                              0


                    8    SHARED DISPOSITIVE POWER

                                       0


9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


         0


10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *



11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         0%


12   TYPE OF REPORTING PERSON*

         OO


                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO.  367901105                13G                   PAGE  3  OF 10  PAGES


1    NAME OF REPORTING PERSON
     S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Edward L. Gaylord


2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                         (a) [      ]
                                                         (b) [   X  ]


3    SEC USE ONLY




4    CITIZENSHIP OR PLACE OF ORGANIZATION

         United States

                    5    SOLE VOTING POWER

                                       0


   NUMBER OF        6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY                          0
   OWNED BY
     EACH
   REPORTING        7    SOLE DISPOSITIVE POWER
    PERSON
     WITH                              0


                    8    SHARED DISPOSITIVE POWER

                                       0


9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


         0


10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *

         *

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         0%


12   TYPE OF REPORTING PERSON*

         IN


                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO.  367901105                13G                   PAGE  4  OF 10  PAGES


1    NAME OF REPORTING PERSON
     S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Edith Gaylord Harper


2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                         (a) [      ]
                                                         (b) [   X  ]


3    SEC USE ONLY




4    CITIZENSHIP OR PLACE OF ORGANIZATION

         United States

                    5    SOLE VOTING POWER

                                       0


   NUMBER OF        6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY                          0
   OWNED BY
     EACH
   REPORTING        7    SOLE DISPOSITIVE POWER
    PERSON
     WITH                              0


                    8    SHARED DISPOSITIVE POWER

                                       0


9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


         0


10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *

         *

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         0%


12   TYPE OF REPORTING PERSON*

         IN


                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO.  367901105                13G                   PAGE  5  OF 10  PAGES


1    NAME OF REPORTING PERSON
     S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Christine Gaylord Everest


2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                         (a) [      ]
                                                         (b) [   X  ]


3    SEC USE ONLY




4    CITIZENSHIP OR PLACE OF ORGANIZATION

         United States

                    5    SOLE VOTING POWER

                                       0


   NUMBER OF        6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY                          0
   OWNED BY
     EACH
   REPORTING        7    SOLE DISPOSITIVE POWER
    PERSON
     WITH                              0


                    8    SHARED DISPOSITIVE POWER

                                       0


9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


         0


10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *

         *

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         0%


12   TYPE OF REPORTING PERSON*

         IN


                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO.  367901105                13G                   PAGE  6  OF 10  PAGES


1    NAME OF REPORTING PERSON
     S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Edward K. Gaylord II


2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                         (a) [      ]
                                                         (b) [   X  ]


3    SEC USE ONLY




4    CITIZENSHIP OR PLACE OF ORGANIZATION

         United States

                    5    SOLE VOTING POWER

                                       0


   NUMBER OF        6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY                          0
   OWNED BY
     EACH
   REPORTING        7    SOLE DISPOSITIVE POWER
    PERSON
     WITH                              0


                    8    SHARED DISPOSITIVE POWER

                                       0


9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


         0


10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *

         *

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         0%


12   TYPE OF REPORTING PERSON*

         IN


                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO.  367901105                13G                   PAGE  7  OF 10  PAGES


1    NAME OF REPORTING PERSON
     S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Louise Gaylord Bennett


2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                         (a) [      ]
                                                         (b) [   X  ]


3    SEC USE ONLY




4    CITIZENSHIP OR PLACE OF ORGANIZATION

         United States

                    5    SOLE VOTING POWER

                                       0


   NUMBER OF        6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY                          0
   OWNED BY
     EACH
   REPORTING        7    SOLE DISPOSITIVE POWER
    PERSON
     WITH                              0


                    8    SHARED DISPOSITIVE POWER

                                       0


9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


         0


10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *

         *

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         0%


12   TYPE OF REPORTING PERSON*

         IN


                      *SEE INSTRUCTION BEFORE FILLING OUT!

         This Amendment No. 5 amends and restates the Schedule 13G dated February 12, 1993, as amended by Amendment No. 1 dated February 14, 1994, Amendment No. 2 dated February 14, 1995, Amendment No. 3 dated February 13, 1996, and Amendment No. 4 dated February 14, 1997.

         On September 30, 1997, in connection with a merger between the Issuer and Westinghouse Electric Corporation ("Westinghouse"), the Reporting Persons exchanged their shares of Common Stock of the Issuer for shares of Westinghouse stock. Consequently, the Reporting Persons no longer own any shares of the Issuer's Class A Common Stock. In a spinoff effected in conjunction with the merger, the Reporting Persons received as a dividend one share of new Gaylord Entertainment Company Common Stock for each three shares held of the Issuer's Class A Common Stock. Those Reporting Persons who became 5% beneficial owners of the new company by reason of the dividend have filed a Schedule 13D dated October 10, 1997, with respect to their holdings of the new company.


ITEM 4.  OWNERSHIP

         (a)     AMOUNT BENEFICIALLY OWNED

                 1.       The Oklahoma Publishing Company Voting Trust. . . 0

                 2.       Edward L. Gaylord . . . . . . . . . . . . . . . . 0

                 3.       Edith Gaylord Harper  . . . . . . . . . . . . . . 0

                 4.       Christine Gaylord Everest . . . . . . . . . . . . 0

                 5.       Edward K. Gaylord II  . . . . . . . . . . . . . . 0

                 6.       Louise Gaylord Bennett  . . . . . . . . . . . . . 0

         (b)     PERCENT OF CLASS

                 1.       The Oklahoma Publishing Company Voting Trust. . . 0%
                 2.       Edward L. Gaylord . . . . . . . . . . . . . . . . 0%
                 3.       Edith Gaylord Harper. . . . . . . . . . . . . . . 0%
                 4.       Christine Gaylord Everest . . . . . . . . . . . . 0%
                 5.       Edward K. Gaylord II. . . . . . . . . . . . . . . 0%
                 6.       Louise Gaylord Bennett. . . . . . . . . . . . . . 0%

         (c)     NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

                 (i)      SOLE POWER TO VOTE OR TO DIRECT THE VOTE

                          1.      The Oklahoma Publishing Company Voting
                                    Trust. . . . . . . . . . . . . . . . . . 0
                          2.      Edward L. Gaylord. . . . . . . . . . . . . 0
                          3.      Edith Gaylord Harper . . . . . . . . . . . 0
                          4.      Christine Gaylord Everest. . . . . . . . . 0
                          5.      Edward K. Gaylord II . . . . . . . . . . . 0
                          6.      Louise Gaylord Bennett . . . . . . . . . . 0

                (ii)      SHARED POWER TO VOTE OR TO DIRECT THE VOTE

                          1.      The Oklahoma Publishing Company Voting
                                    Trust. . . . . . . . . . . . . . . . . . 0
                          2.      Edward L. Gaylord. . . . . . . . . . . . . 0
                          3.      Edith Gaylord Harper . . . . . . . . . . . 0
                          4.      Christine Gaylord Everest. . . . . . . . . 0
                          5.      Edward K. Gaylord II . . . . . . . . . . . 0
                          6.      Louise Gaylord Bennett . . . . . . . . . . 0

               (iii)      SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION
                          OF

                          1.      The Oklahoma Publishing Company Voting
                                    Trust. . . . . . . . . . . . . . . . . . 0
                          2.      Edward L. Gaylord. . . . . . . . . . . . . 0
                          3.      Edith Gaylord Harper . . . . . . . . . . . 0
                          4.      Christine Gaylord Everest. . . . . . . . . 0
                          5.      Edward K. Gaylord II . . . . . . . . . . . 0
                          6.      Louise Gaylord Bennett . . . . . . . . . . 0

                (iv)      SHARED POWER TO DISPOSE OR TO DIRECT THE
                          DISPOSITION OF

                          1.      The Oklahoma Publishing Company Voting
                                    Trust. . . . . . . . . . . . . . . . . . 0
                          2.      Edward L. Gaylord. . . . . . . . . . . . . 0
                          3.      Edith Gaylord Harper . . . . . . . . . . . 0
                          4.      Christine Gaylord Everest. . . . . . . . . 0
                          5.      Edward K. Gaylord II . . . . . . . . . . . 0
                          6.      Louise Gaylord Bennett . . . . . . . . . . 0


ITEM 5.         OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ X ].

                                   SIGNATURE

         After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.


Date:  February 6, 1998                THE OKLAHOMA PUBLISHING COMPANY
                                       VOTING TRUST
                                           Edward L. Gaylord,
                                             Voting Trustee
                                       EDWARD L. GAYLORD
                                       EDITH GAYLORD HARPER
                                       CHRISTINE GAYLORD EVEREST
                                       EDWARD K. GAYLORD II
                                       LOUISE GAYLORD BENNETT


                                       By:  /s/ FREDERIC T. SPINDEL
                                            --------------------------
                                            Frederic T. Spindel,
                                            Authorized Representative
                                            of The Oklahoma Publishing
                                            Company Voting Trust,
                                            Edward L. Gaylord,
                                            Edith Gaylord Harper,
                                            Christine Gaylord Everest,
                                            Edward K. Gaylord II,
                                            and
                                            Louise Gaylord Bennett